UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : June 27, 2005 (June 21, 2005)

Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20117 (Commission File Number)	13-3532643 (IRS Employer Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas (Address of principal executive offices)	77081 (Zip Code)

Registrant’s telephone number, including area code: 713-796-8822

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     As previously disclosed, in April 2005, Encysive Pharmaceuticals Inc. (the “Company”) and the other stockholders of Revotar Biopharmaceuticals AG (“Revotar”) agreed to restructure Revotar’s capitalization (the “Restructuring”). All conditions to the Restructuring have been met and under the terms of the Restructuring Revotar’s stockholders, other than the Company, contributed approximately 1.4 million euros in additional funds to Revotar. We believe Revotar will need to seek additional funding in connection with the development and commercialization of bimosiamose. We cannot assure you that such funding will be available on acceptable terms.

     In connection with the Restructuring the Company has also licensed its worldwide rights to bimosiamose and certain follow-on compounds to Revotar for which it could receive substantial future royalty payments from Revotar in the event that these compounds are subsequently approved and commercialized, or licensed to a third party. Additionally, as agreed under the terms of the Restructuring, Revotar’s other stockholders have exercised their right to purchase all shares of Revotar common stock owned by the Company for nominal consideration.

     A copy of the license agreement is filed as exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	License Agreement among and between Encysive Pharmaceuticals Inc. and Revotar Biopharmaceuticals AG.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC. (Registrant)
Date: June 27, 2005	/s/ Stephen L. Mueller
Stephen L. Mueller
Vice President, Finance and Administration Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
*99.1	License Agreement among and between Encysive Pharmaceuticals Inc. and Revotar Biopharmaceuticals AG.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission